Exhibit 99.1

     New York Community Bancorp, Inc. Completes Follow-on Offering of 10.125
                         Million Shares of Common Stock

    WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 30, 2004--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced that it has completed its follow-on offering of 10,125,000 shares of common stock.
    The offering, which was underwritten by Bear Stearns, generated net proceeds of approximately $400 million and is approximately 40% accretive to the Company's year-end 2003 tangible stockholders' equity and tangible book value per share. Reflecting the additional capital, the Company's tangible stockholders' equity at December 31, 2003 increases from $851 million to $1,251 million; its tangible book value per share increases from $4.53 to $6.32 at the same date.

    New York Community Bancorp, Inc. is the $23.4 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Company currently serves its customers through a network of 139 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420